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EXHIBIT 11

CAPITOL FIRST CORPORATION

COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)

                                              THREE MONTHS ENDED                   NINE MONTHS ENDED
                                         JUNE 30, 2004   JUNE 30, 2003        JUNE 30, 2004   JUNE 30, 2003

Shares outstanding beginning of
   period                                 30,914,327       29,412,054          29,290,050       29,090,050
Adjustment correcting treasury shares:             0                0             322,004          322,004
Shares issued during the period:              10,000                0           1,312,273                0
Shares cancelled during period:           (3,961,693)               0          (3,961,693)               0
                                         -----------      -----------         -----------      -----------
Total outstanding                         26,962,634       29,412,054          26,962,634       29,412,054
                                         -----------      -----------         -----------      -----------

Weighted average number of shares
     Outstanding                          30,572,969       29,412,054          30,515,069       29,412,054
     Net income (loss)                        95,657          391,623            (595,661)        (324,666)
     Preferred dividends                     (54,000)         (54,000)           (162,000)        (162,000)
     Net (loss) earnings applicable to
      common shares                           41,657          337,623            (757,661)        (486,666)

Earnings (loss) per share of common
      stock                              $      0.00      $      0.01         $     (0.02)     $     (0.02)

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